EXHIBIT 21
SUBSIDIARIES OF REGISTRANT
     Registrant owns 100% of the outstanding stock of the following companies, except as noted:

Name	State of Formation
Atlantic States Insurance Company	Pennsylvania
Southern Insurance Company of Virginia	Virginia
Le Mars Insurance Company	Iowa
The Peninsula Insurance Company	Maryland
Peninsula Indemnity Company*	Maryland
Donegal Financial Services Corporation**	Delaware
Province BankFSB***	U.S.
Sheboygan Falls Insurance Company	Wisconsin

*	Wholly owned by The Peninsula Insurance Company.

**	Registrant owns 48.2%. Donegal Mutual Insurance Company owns 51.8%.

***	Wholly owned by Donegal Financial Services Corporation.